 Exhibit 1.1

Certificate of Registration

on Change of Name

This is to certify that

HYPERION METALS LIMITED

Australian Company Number 618 935 372

did on the ninth day of February 2022 change its name to

IPERIONX LIMITED

Australian Company Number 618 935 372

The company is a public company.

The company is limited by shares.

The company is registered under the Corporations Act 2001 and is taken to be registered in Western Australia and the date of commencement of registration is the fifth day of May, 2017.

Issued by the

Australian Securities and Investments Commission

on this ninth day of February 2022.

Joseph Longo

Chair